Exhibit 23.2

KPMG LLP Suite 1400 55 Second Street San Francisco, CA 94105

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated November 6, 2025, with respect to the consolidated financial statements of Visa Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Francisco, California
March 5, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.